FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 10, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Updates Status of Credit Facility;

Liquidity Position Enhanced

Salt Lake City, October 10, 2008 - FX Energy, Inc. (NASDAQ: FXEN) today reported that it has taken steps to improve its already liquid balance sheet. The Company has drawn an additional $14 million under its Senior Credit Facility (the Facility) through the Royal Bank of Scotland (RBS). Including previous cash on hand, the $5 million drawn and announced previously, and this new funding, the Company now has approximately $24 million in liquid assets. The most recent draw brings the total amount outstanding with RBS to $25 million, the total amount currently available under the Facility. For the short-term, the proceeds will be invested in US treasury bills.

Liquidity for Expanding Operations and Increasing Cash Flow

The primary long-term use for the cash will be to fund the development of the Company’s existing Polish natural gas properties. This development includes, but is not limited to, construction of new gas processing facilities. Recently, construction plans and contracts were approved for the production and processing facilities for the Company’s Roszkow-1 well. Production from this well is expected to materially increase the Company’s cash flow in 2009. Completion of production facilities and first production are expected to occur in the first quarter of 2009.

Clay Newton, Vice President - Finance, said, “First, with our previous cash balances, existing cash flow and these new proceeds, we are well-equipped to maintain our operational and financial momentum. Second, in these times of financial challenge, we are impressed with RBS as a steady and committed financial source. Their continued support and confidence in our ability to execute on our ongoing development plans are of considerable value to us.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.